Exhibit 10.1

CREDIT AGREEMENT

among

PEABODY ENERGY CORPORATION,

as Borrower,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent,

and

The Other Lenders Party Hereto

Dated as of March 7, 2022

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger and Sole Bookrunner

i

4.02	Conditions to all Credit Extensions	55

ARTICLE V. REPRESENTATIONS AND WARRANTIES		56
5.01	Existence, Qualification and Power	56
5.02	Authorization; No Contravention	57
5.03	Governmental Authorization	57
5.04	Binding Effect	57
5.05	Financial Statements; No Material Adverse Effect	57
5.06	Litigation	58
5.07	No Default	58
5.08	Ownership and Identification of Property	58
5.09	Environmental Compliance	58
5.10	Insurance	59
5.11	Taxes	59
5.12	ERISA Compliance	59
5.13	Subsidiaries	60
5.14	Margin Regulations; Investment Company Act	60
5.15	Disclosure	60
5.16	Compliance with Laws	61
5.17	Anti-Corruption; Sanctions; Terrorism Laws	61
5.18	Intellectual Property; Licenses, Etc.	61
5.19	[Reserved]	62
5.20	[Reserved]	62
5.21	Solvency	62
5.22	Labor Relations	62

ARTICLE VI. AFFIRMATIVE COVENANTS		62
6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Payment of Tax Obligations	65
6.05	Preservation of Existence	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	66
6.08	Books and Records	66
6.09	Inspection Rights	66
6.10	Use of Proceeds	67
6.11	Additional Guarantors	67
6.12	Unrestricted Subsidiaries	67
6.13	Preparation of Environmental Reports	67
6.14	Certain Long Term Liabilities and Environmental Reserves	68
6.15	[Reserved]	68
6.16	Maintenance of Ratings	68
6.17	Post Closing Covenants	68
6.18	ERISA	68

ARTICLE VII. NEGATIVE COVENANTS		68
7.01	Liens	68
7.02	Investments	71
7.03	Indebtedness	73
7.04	Fundamental Changes	76
7.05	Dispositions	77
7.06	Restricted Payments	79
7.07	Change in Nature of Business	80
7.08	Transactions with Affiliates	80
7.09	Minimum Market Capitalization	81
7.10	Use of Proceeds	82
7.11	Minimum Liquidity	82
7.12	Burdensome Agreements	82
7.13	Restrictions on Specified Subsidiaries	83
7.14	[Reserved]	83
7.15	Fiscal Year	84
7.16	Sale and Lease-Backs	84
7.17	Amendments or Waivers of Organizational Documents	84

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		84
8.01	Events of Default	84
8.02	Remedies Upon Event of Default	86
8.03	Exclusion of Immaterial Subsidiaries	86
8.04	Application of Funds	87

ARTICLE IX. ADMINISTRATIVE AGENT		87
9.01	Appointment and Authority	87
9.02	Rights as a Lender	88
9.03	Exculpatory Provisions	88
9.04	Reliance by Administrative Agent	89
9.05	Delegation of Duties	90
9.06	Resignation of Administrative Agent	90
9.07	Non-Reliance on Administrative Agent and Other Lenders.	91
9.08	No Other Duties, Etc.	91
9.09	Administrative Agent May File Proofs of Claim	92
9.10	Guaranty Matters	93
9.11	Withholding Tax	93
9.12	Erroneous Payments	93
9.13	Certain ERISA Matters	97

ARTICLE X. MISCELLANEOUS		98
10.01	Amendments, Etc.	98
10.02	Notices; Effectiveness; Electronic Communication	100
10.03	No Waiver; Cumulative Remedies	102
10.04	Expenses; Indemnity; Damage Waiver	102
10.05	Marshalling; Payments Set Aside	105
10.06	Successors and Assigns	105

10.07	Treatment of Certain Information; Confidentiality	109
10.08	Right of Setoff	110
10.09	Usury Savings Clause	111
10.10	Counterparts; Integration; Effectiveness	111
10.11	Survival of Representations, Warranties	112
10.12	Severability	112
10.13	Replacement of Lenders	112
10.14	Governing Law; Jurisdiction; Etc.	113
10.15	Waiver of Jury Trial	114
10.16	USA PATRIOT Act Notice	115
10.17	Time of the Essence	115
10.18	[Reserved]	115
10.19	No Advisory or Fiduciary Responsibility	115
10.20	[Reserved]	116
10.21	Release from Guaranty	116
10.22	Independence of Covenants	117
10.23	Independent Nature of Lenders’ Rights	117
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	117

SCHEDULES
1.01(a)	Guarantors
1.01(b)	Unrestricted Subsidiaries
2.01	Commitments
5.09	Environmental Matters
5.13	Subsidiaries
5.18	Intellectual Property
6.18	Post Closing Covenants
7.05	Specified Dispositions
7.08	Transactions with Affiliates
7.12	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

v

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified, the “Agreement”) is entered into as of March 7, 2022, among, inter alios, PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and Goldman Sachs Lending Partners LLC, as administrative agent.

PRELIMINARY STATEMENTS

The Borrower has requested that, on the Closing Date, the Revolving Lenders provide Revolving Commitments to the Borrower for the purposes specified in Section 6.10 and the Revolving Lenders have agreed to provide such Revolving Commitments on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 Notes” means the senior notes due March 31, 2022, issued from time to time pursuant to the applicable Priority Lien Notes Indenture.

“2024 Notes” means the senior secured priority lien notes due December 31, 2024 issued from time to time pursuant to the Indenture entered into on January 29, 2021 among the Borrower, the Guarantors (as defined therein) party thereto and Wilmington Trust, National Association, as Trustee (as defined therein), as the same may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

“Acquisition Agreement” means, with respect to any Permitted Acquisition, the definitive documentation for such Permitted Acquisition.

“Administrative Agent” means Goldman Sachs Lending Partners LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” has the meaning specified in Section 5.17.

“Applicable Percentage” means, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Revolving Loans have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means, with respect to the Revolving Facility, 10.0% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Goldman Sachs Lending Partners LLC, in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any Disposition or series of related Dispositions of property by the Borrower or any of its Restricted Subsidiaries to any Person; provided that “Asset Sale” shall exclude any Disposition or series of related Dispositions with a fair market value (as reasonably determined by the Borrower in good faith) of less than $10,000,000; provided, further, that “Asset Sale” shall exclude the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in a form reasonably approved by the Administrative Agent, in accordance with Section 10.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019 and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for the years then ended of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) December 15, 2022, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing.

“Borrowing Notice” means a notice of a Revolving Borrowing pursuant to Section 2.02(a), which, if in writing, shall be in a form reasonably approved by the Administrative Agent.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Expenditure” means any expenditure that, in accordance with GAAP, is or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries; provided that Capital Expenditure shall not include any expenditure (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.05(h) of the Term Loan Credit Agreement (as in effect on the date hereof) or with Net Proceeds invested pursuant to Section 2.05(e) of the Term Loan Credit Agreement (as in effect on the date hereof) or (ii) which constitute a Permitted Acquisition.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.

“Cash Equivalents” means

(a)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

(b)

(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,

(c)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,

(d)

readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,

(e)

bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;

(f)

investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),

(g)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and

(h)

in the case of a Restricted Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Restricted Subsidiary, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Borrower or any Restricted Subsidiary, and (d) stored value card, commercial credit card and merchant card services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.

“Change of Control” means:

(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b) a “Change of Control” as defined in the Priority Lien Notes Indenture, the Term Loan Credit Agreement or the LC Agreement, in each case, as amended, restated, modified, replaced, or refinanced from time to time, or any other agreement or instrument governing Indebtedness with aggregate principal amount in excess of the Threshold Amount.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Revolving Commitments are provided, which occurred on March 7, 2022.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).

“Collateral Trust Agreement” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Commitment” means a Revolving Commitment.

“Commitment Fee Rate” means 2.00% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Commodity Hedging Obligations” means Hedging Obligations permitted hereunder in respect of commodity hedging agreements.

“Compliance Certificate” means a certificate in form reasonably satisfactory to the Administrative Agent.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period plus, without duplication, for such period (i) consolidated interest expense, determined in accordance with GAAP; (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes; (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period); (iv) non-recurring restructuring costs, expenses and charges, including, without limitation, all business optimization costs and expenses, facility opening, pre-opening and closing and consolidation costs and expenses, advisory and professional fees and stay and retention bonuses; (v) any expenses, costs or charges related to any equity offering, Investment permitted under Section 7.02, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful); (vi) all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains); (vii) all non-cash charges and expenses; (viii) any debt extinguishment costs; (ix) any amount of asset retirement obligations expenses; (x) transaction costs, fees and expenses incurred during such period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any of its Restricted Subsidiaries, in each case, for such expenses; (xi) net after-tax losses attributable to asset sales, and net after-tax extraordinary losses; (xii) (a) mark-to-market gains (and less any mark-to-market losses) relating to any Hedging Agreements permitted hereunder and (b) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a “derivative” pursuant to FASB ASC Topic No. 815, Derivatives and Hedging; (xiii) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations and (xiv) Transaction Costs (as defined in the Term Loan Credit Agreement as in effect on the date hereof); provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

“Consolidated Net Income” means, for any period, the net income (or loss) attributable to the Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP, excluding, without duplication, (a) noncash compensation expenses related to common stock and other equity securities issued to employees, (b) extraordinary or non-recurring gains and losses, (c) income or losses from discontinued operations or disposal of discontinued operations or costs and expenses associated with the closure of any mines (including any reclamation or disposal obligations), (d) any non-cash impairment charges or asset write-off resulting from the application of ASC 320 Investments-Debt and Equity Securities, ASC 323 Investments-Equity Method and Joint Ventures, ASC 350 Intangibles—Goodwill and Other and ASC 360 Property, Plant and Equipment and any future or similar ASC standards relating to impairment, (e) net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses, (f) net unrealized gains or losses resulting in such period from the application ASC 815 Derivatives and Hedging, in each case, for such period, (g) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, and (h) any net income (or loss) of the Borrower or a Restricted Subsidiary for such period that is accounted for by the equity method of accounting to the extent included therein; plus, without duplication, any cash dividends or distributions or other payments that are actually received by the Borrower or a Restricted Subsidiary from any Unrestricted Subsidiary and/or Joint Venture during such period to the extent not already included therein.

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Borrower and the Restricted Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than any portion thereof maturing after, or renewable or extendable at the option of the Borrower or the relevant Restricted Subsidiary beyond, twelve months from the date of determination); and (ii) the total of the net book values of all assets of the Borrower and its Restricted Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Consolidated Net Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness described in clauses (a), (b), (c), (f) and (g) (with respect to Indebtedness described in clauses (a), (b), (c) and (f)) of the definition of the term “Indebtedness” of Borrower and its Restricted Subsidiaries (for the avoidance of doubt, for this purpose, letters of credit will be deemed to have a principal amount equal to the amount drawn and not reimbursed thereunder, if any) determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of Borrower and its Restricted Subsidiaries as of such date.

“Contract” means any lease, license or other written agreement or written obligation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contract, any Subsidiary that the Borrower directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contract.

“Convertible Notes” means the notes due March 1, 2028, issued from time to time pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture, dated as of March 1, 2022, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee, as the same may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Credit Extension” means a Borrowing.

“Cumulative Amount” means at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to, without duplication:

(i) (x) the cumulative amount of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for all fiscal years completed after the Term Loan Closing Date and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Term Loan Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Term Loans or any other Indebtedness secured on a pari passu basis with the Term Loans (including the Priority Lien Notes) in accordance with any mandatory prepayment or repurchase provisions thereof (but excluding for purposes of this clause (y) any portion of such Excess Cash Flow with respect to which such prepayment has been waived by the Lender or other holder of such Indebtedness entitled thereto; plus

(ii) the amount of any Declined Proceeds; minus

(iii) the aggregate amount of any Restricted Payment made pursuant to Section 7.06(e)(ii) (or pursuant to Section 7.06(e)(ii) of the Term Loan Credit Agreement) and any Investments made pursuant to Section 7.02(m)(ii) (or pursuant to Section 7.02(m)(ii) of the Term Loan Credit Agreement) during the period commencing on the Term Loan Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iv), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).

“Cumulative Amount Reference Time” has the meaning specified in the definition of “Cumulative Amount”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the preliminary statements to this Agreement.

“Declined Proceeds” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to outstanding principal of and interest on the Loans, a rate equal to (i) the Applicable Rate with respect to Revolving Loans plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (d) has become the subject of a Bail-In Action. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.18.

“Designated Letters of Credit” means letters of credit issued with respect to Mine reclamation, workers’ compensation and other employee benefit liabilities.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) in one transaction or in a series of transactions, and whether effected pursuant to a division or otherwise, of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the final Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.

“Disqualified Institution” means (i) any financial institutions and entities identified by the Borrower to the Arrangers by name in writing on or prior to the Closing Date or as the Borrower and the Administrative Agent shall mutually agree after such date, (ii) any competitors of the Borrower or any of its Subsidiaries identified by the Borrower to the Administrative Agent and Lenders by name in writing and upon three (3) Business Days’ notice from time to time and (iii) affiliates of the foregoing that are readily identifiable solely on the basis of similarity of their names; provided that (x) “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course; (y) neither Administrative Agent nor Arranger shall have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Lender schedule shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to any Person, in each case, before it was designated as a Disqualified Institution. It is acknowledged and agreed by the Borrower that the identity of Disqualified Institutions will be made available to the Lenders.

As of the Closing Date, no Persons have been identified to the Administrative Agent as Disqualified Institutions pursuant to clause (i) above.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia; provided, that in no event shall any such Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means, (i) a Revolving Lender, (ii) an Affiliate of a Revolving Lender and (iii) any other Person (other than a natural person) approved by (A) the Administrative Agent and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that (x) the Borrower shall be deemed to have approved such Person unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) with respect to any Loan that has been outstanding for a period of at least twenty (20) days, Borrower consent shall not be required with respect to any assignment of such Loans or the Revolving Commitments under which such Loans were funded; provided, however, in each case, unless an Event of Default has occurred and is continuing, an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending to the Borrower, without the imposition of any additional Indemnified Taxes and assignment to such Person would not, at the time of such assignment, result in the Borrower becoming liable to pay any additional amount to such Person or any Governmental Authority pursuant to Section 3.01 or Section 3.04; provided further that no Defaulting Lender or Disqualified Institution shall be an Eligible Assignee.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.

“Erroneous Payment” has the meaning specified in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to, without duplication, the amount for such period, as reflected in the Borrower’s and its Restricted Subsidiaries’ consolidated cash flow statement for the relevant period, of net cash provided by/used in operating activities (as determined in accordance with GAAP);

minus

the sum, without duplication, of the amounts for such period paid from Internally Generated Cash (except to the extent made using the Cumulative Amount) of:

(1)

scheduled repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent the applicable revolving commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any interest expense portion thereof),

(2)	Consolidated Capital Expenditures,

(3)	Permitted Acquisitions and other Investments permitted pursuant to Section 7.02 (other than clauses (a) and (k) of Section 7.02),

(4)	pre-funding of royalty payments in the ordinary course of business,

(5)	distributions to non-controlling interests,

(6)	federal coal lease expenditures, and

(7)	net cash generated from proceeds of any Permitted Securitization Programs,

provided that, for the avoidance of doubt, any borrowing under a Permitted Securitization Program or repayment thereof (without a corresponding reduction in the commitments thereunder) shall not increase or decrease Excess Cash Flow.

As used in clause (1) above, “scheduled repayments of Indebtedness” does not include (x) repurchases of Term Loans pursuant to Sections 2.19 or 2.20 of the Term Loan Credit Agreement and (y) repayments of Term Loans made with the cash proceeds of any Permitted Refinancing Indebtedness in respect thereof.

“Excluded Equity Issuance” means the issuance of (x) common stock or other Qualified Equity Interests of the Borrower to management, directors or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time or (y) Preferred Stock that (by its terms) (i) does not mature, and does not provide for any mandatory put, redemption, repayment sinking fund or other similar provision, prior to the date that is 91 days after the Maturity Date, (ii) does not require the cash payment of any interest, dividends or other distributions or payments thereon at any time prior to the Payment in Full and (iii) is not redeemable prior to the maturity thereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case imposed (i) as a result of the Administrative Agent or such Lender (or such other recipient) being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 3.06, any United States federal withholding tax that is imposed on amounts payable to a Lender under the law applicable at the time such Lender acquires an interest in a Loan or Commitment (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 3.01(a), (c) Taxes attributable to such Lender’s failure or inability to comply with Section 3.01(e) and (d) any taxes imposed under FATCA.

“Existing Securitization Facility” means the accounts receivable securitization financing of P&L Receivables Company LLC existing as of the Closing Date, and any replacements, refinancings, amendments, restatements, renewals or extensions thereof, subject in each case to the restrictions set forth in the definition of Permitted Securitization Programs.

“Facility” means the Revolving Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Date” means, for any date, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Date as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, between the Borrower and Goldman Sachs Lending Partners LLC.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be accounted for as a finance lease.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Total Debt (other than any portion of Consolidated Net Total Debt that is unsecured or is secured solely by a Lien that is junior to the Liens securing the Obligations) as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or (b), as applicable, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or (b), as applicable, to (b) the aggregate Fixed Charges of the Borrower during such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum of: (a) Interest Expense for such period; and (b) the product of (i) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Equity Interests of the Borrower or any Preferred Stock of a Restricted Subsidiary, except for dividends payable in the Borrower’s Qualified Equity Interests or paid to the Borrower or to a Restricted Subsidiary and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Borrower and its Restricted Subsidiaries.

“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Domestic Subsidiary formed or acquired on or after the Closing Date substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.

“Gibraltar Holdings” means Peabody Global Holdings, LLC, or any successor entity that directly holds the Capital Stock of Peabody Investments (Gibraltar) Limited.

“Gibraltar Pledge Agreement” means the Share Charge, dated as of the Closing Date, between Gibraltar Holdings, Peabody Investments (Gibraltar) Limited and the Collateral Trustee, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other

Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each Person that has Guaranteed the Obligations pursuant to the Guaranty; provided that any Restricted Subsidiary that is a Domestic Subsidiary and each other Subsidiary, whether now owned or hereafter formed or acquired, that directly holds Equity Interests in Gibraltar Holdings at any time, in each case, shall be required to become a Guarantor, other than (a) any Subsidiary not wholly-owned, directly or indirectly, by the Borrower to the extent (but only so long as) it is prohibited by the terms of any Contractual Obligation (including pursuant to any Organizational Documents of such Subsidiary) from guaranteeing the Obligations or any other obligations or liabilities guaranteed pursuant to the terms of the Guaranty (it being understood that, for purposes of this definition, the terms of any Contractual Obligation shall be deemed to prohibit such Guarantee if it would constitute a breach or default under or result in the termination of or require the consent of any Person (other than the Borrower or any Controlled Subsidiary, or the Administrative Agent or the Lenders in their respective capacities as such) under the security, agreement, instrument or other undertaking giving rise to such Contractual Obligation); provided further, that such Contractual Obligation is not and was not created in contemplation of this definition, and provided further, that this clause (a) shall not be deemed to exclude (or release) any Domestic Subsidiary which is a Guarantor in the case of a disposition of a portion of the Equity Interests in such Guarantor as a result of (i) the disposition or issuance of Equity Interests of such Domestic Subsidiary in either case to an Affiliate that is not the Borrower or a Restricted Subsidiary, (ii) any transaction entered into primarily in contemplation of such Domestic Subsidiary’s ceasing to constitute a Loan Party or (iii) the disposition or issuance of Equity Interests of such Domestic Subsidiary for materially less than the fair market value of such shares as reasonably determined by the Borrower), (b) any FSHCO, (c) any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary; provided, however, that clauses (b) and (c) shall not apply to any Subsidiary, whether now owned or hereafter formed or acquired, that directly holds Equity Interests in Gibraltar Holdings, or (d) any Special Purpose Receivables Subsidiaries and captive insurance entities. For the avoidance of doubt and notwithstanding anything herein or in any other Loan Document to the contrary, (x) no Foreign Subsidiary now owned or hereafter formed or acquired shall be a Guarantor (other than a Foreign Subsidiary hereafter formed or acquired that directly holds Equity Interests in Gibraltar Holdings) and (y) Gibraltar Holdings shall not be a Guarantor.

“Guaranty” means that certain Guarantee of the Obligations, dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent and the Lenders, including any supplement, accession, assumption or joinder thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received).

“Hedging Obligations” means all debts, liabilities and obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Incremental Debt Cap” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Incremental Equivalent Debt” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Incremental Notes” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than any obligations in respect of performance bonds bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to worker’s compensation benefits);

(b) all obligations of such Person arising under letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) obligations under federal coal leases, (iii) obligations under coal leases which may be terminated at the discretion of the lessee and (iv) obligations for take-or-pay arrangements);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations (other than obligations in connection with the IRBs); and

(g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person);

provided that in no event shall Indebtedness include (i) asset retirement obligations or (ii) obligations (other than obligations with respect to Indebtedness for borrowed money or other Indebtedness evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) (or, without duplication, reimbursement agreements in respect thereof)) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrower and its Subsidiaries.

The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Borrower or its Restricted Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Borrower or its Restricted Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Borrower in good faith) pursuant to the terms of such indebtedness. Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Borrower or any Restricted Subsidiary shall be deemed to equal the amount of indebtedness that would be attributable to the Borrower or any Restricted Subsidiary in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Expense” means, for any period, the consolidated interest expense (net of any interest income) of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Financing Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Indebtedness of another Person Guaranteed by the Borrower or any of its Restricted Subsidiaries and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a receivables financing permitted hereunder, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Borrower or any Restricted Subsidiary under any receivables financing, but excluding (a) amortization of deferred financing charges incurred in respect of the Priority Lien Notes, the Loans, and any Indebtedness described in clause (a) of the definition thereof, and (b) the write off of any deferred financing fees or debt discount, all as determined on a consolidated basis and in accordance with GAAP. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Borrower and its Restricted Subsidiaries with respect to any related interest rate Hedging Agreement permitted hereunder.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Internally Generated Cash” means, with respect to any period, any cash of the Borrower or any Restricted Subsidiary generated during such period, excluding Net Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.

“IP Rights” has the meaning specified in Section 5.18.

“IRBs” means the City of St. Louis, Missouri Taxable Industrial Development Revenue Bonds (Peabody Energy Corporation Project), Series 2010, in an aggregate principal amount not to exceed $60,000,000, as evidenced by that certain Trust Indenture, dated as of March 1, 2011, between the City of St. Louis, Missouri and U.S. Bank, National Association, St. Louis, Missouri.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person in which the Borrower or its Subsidiaries hold an ownership interest (a) that is not a Subsidiary and (b) which the Borrower or such Subsidiary is a general partner or a joint venturer; provided, however, that Middlemount Coal Pty Ltd shall be considered a Joint Venture for this definition.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LC Agreement” means the credit facility agreement, dated as of January 29, 2021, as amended, entered into by and among the Borrower and the Guarantors, the administrative agent party thereto, the lenders party thereto, and the letter of credit issuers party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Lender” has the meaning specified in the introductory paragraph hereto and includes any Revolving Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of, without duplication, (w) Unrestricted Cash of the Borrower and its Restricted Subsidiaries, (x) undrawn Revolving Commitments that are available to be drawn (without any further consent of the Revolving Lenders), (y) other undrawn committed Indebtedness of the Borrower and its Restricted Subsidiaries available for use by the Borrower and its Restricted Subsidiaries for general corporate purposes or for working capital and (z) undrawn committed amounts under any Permitted Securitization Program to the extent such amounts can be borrowed for general corporate purposes or working capital of the Borrower and its Restricted Subsidiaries; provided that, for the avoidance of doubt, a commitment to issue letters of credit, bank guarantees and/or similar extensions of credit without any accompanying commitment to extend loans shall not be deemed to be committed Indebtedness or committed amounts for purposes of this definition.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter and the Guaranty.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Market Capitalization” means, at any time, the product of (a) the number of outstanding shares of common stock publicly disclosed in the most recent filing the Borrower with the SEC outstanding on such date of determination and (b) the closing price of the Borrower’s common stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source).

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or the Guaranty or (c) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents, the Arranger or the Lenders hereunder or thereunder.

“Maturity Date” means the Revolving Facility Maturity Date.

“Mine” means any excavation or opening into the earth in the United States now and hereafter made from which coal or other minerals are or can be extracted on or from any of the real properties in which any Loan Party holds an ownership, leasehold or other interest.

“Minimum Market Capitalization Amount” means $2,200,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Borrower or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Restricted Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Proceeds” means, with respect to any Disposition pursuant to Sections 7.05(c), 7.05(k), 7.05(l) and 7.05(q), the sum of (a) cash and Cash Equivalents actually received by the Borrower or any Restricted Subsidiary in connection with such Disposition (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents or other Priority Lien Obligations) or (B) any other required debt payments or required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by the Borrower or its Restricted Subsidiaries in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, (iv) in the case of any Disposition by a non-wholly-owned Restricted Subsidiary or non-wholly-owned Unrestricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority or other third party interests and not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Borrower or any Subsidiary including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction).

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a non-recourse pledge of the Equity Interests of any Unrestricted Subsidiary, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries (other than solely the Equity Interests of any Unrestricted Subsidiary).

“Note” means a promissory note made by the Borrower in favor of a Lender and its registered assigns evidencing Revolving Loans made by such Lender, in form reasonably satisfactory to such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent or such Lender (or such other recipient) having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, received or perfected a security interest under, or engaged in any other transaction pursuant to this Agreement, any Note or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, intangible, recording, filing, or documentary taxes or any other similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 10.13).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 5.17.

“Payment in Full” means, the time at which no Lender shall have any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence).

“Payment Recipient” has the meaning specified in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or all of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person, solely to the extent permitted as an Investment under Section 7.02.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, real property or any other property of a nature or type that is used or useful in a Similar Business or a combination of such equipment, real property or any other property and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another

Person; provided that the fair market value of the equipment, real property or any other property received is at least as great as the fair market value of the equipment, real property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith; provided that any shortfall may be treated as an Investment and shall constitute an Investment for purposes of calculating compliance with Section 7.02.

“Permitted Real Estate Encumbrances” means the following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date: (a) encumbrances customarily found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements); (b) rights and easements of (i) owners of undivided interests in any of the real property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) owners of interests in the surface of any real property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) lessees, if any, of coal or other minerals (including oil, gas and coal bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) lessees of other coal seams and other minerals (including oil, gas and coal bed methane) not owned or leased by such Loan Party or Subsidiary; (c) with respect to any real property in which the Borrower or any Restricted Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns), subject to any amendments or modifications set forth in any landlord consent delivered in connection with a mortgage; (d) farm, grazing, hunting, recreational and residential leases with respect to which the Borrower or any Restricted Subsidiary is the lessor encumbering portions of the real properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such real properties; (e) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent; (f) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any mining lease, unless in each case waived by such other person; and (g) rights of repurchase or reversion when mining and reclamation are completed.

“Permitted Refinancing Increase” means, with respect to the Refinancing of any Indebtedness, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing commitments unutilized under the Indebtedness being Refinanced.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a pari passu basis with, the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced), (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, in each case, that of the Indebtedness being Refinanced, (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations and (e) the terms and conditions of any Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness that is being Refinanced; provided that the 2024 Notes were Permitted Refinancing Indebtedness of the 2022 Notes and the Convertible Notes are Permitted Refinancing Indebtedness of the 2024 Notes.

“Permitted Securitization Programs” means (a) the Existing Securitization Facility and (b) any receivables securitization program pursuant to which the Borrower or any of its Subsidiaries sells receivables and interests in Receivables Assets, which are non-recourse (except for representations, warranties, covenants, repurchase obligations and indemnities, in each case, that are reasonably customary for a seller or servicer of assets transferred in connection with such a facility) to the Borrower and the Restricted Subsidiaries providing for the sale, conveyance or contribution to capital of Receivables Assets to Special Purpose Receivables Subsidiary; provided, that the aggregate principal amount outstanding of any Permitted Securitization Program shall not exceed the greater of $250,000,000 and 6.5% of Consolidated Net Tangible Assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIC Intercompany Loan Agreement” means that certain Loan Agreement, dated as of April 11, 2012, among Peabody Investments Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower, with respect to advances made from time to time thereunder.

“PIC Intercompany Note” means that certain Promissory Note, dated as of the Closing Date, evidencing the advances made pursuant to the PIC Intercompany Loan Agreement.

“PIK Fees” has the meaning specified in Section 2.09(c).

“PIK Interest” has the meaning specified in Section 2.08(d).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Pledged Intercompany Indebtedness” has the meaning specified in the Term Loan Credit Agreement as in effect on the date hereof.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Priority Lien Notes” means each of (a) 2022 Notes and (b) the senior secured priority lien notes due 2025 issued from time to time pursuant to the applicable Priority Lien Notes Indenture.

“Priority Lien Notes Indenture” means, collectively, (a) the Indenture, dated as of February 15, 2017, between Peabody Securities Finance Corporation, a Delaware corporation (the “Escrow Issuer”), and the Wilmington Trust, National Association, as Trustee (as defined therein), as modified prior to the date hereof, among the Escrow Issuer, the Borrower, the Guarantors (as defined therein) party thereto and the Wilmington Trust, National Association, as Trustee, (as defined therein), as the same may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the Collateral Trust Agreement and (b) the Indenture , dated January 29, 2021, among the Borrower, the Guarantors (as defined therein) party thereto and Wilmington Trust, National Association, as Trustee (as defined therein), as the same may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Priority Lien Notes Documents” means the Priority Lien Notes Indenture, the Priority Lien Notes and each other instrument or agreement executed in connection with the Priority Lien Notes and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under the Collateral Trust Agreement, as each such material instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Priority Lien Notes Indebtedness” means the Indebtedness of Borrower and the other Loan Parties incurred pursuant to or evidenced by the Priority Lien Notes Documents.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Pro Forma Basis” means, for purposes of calculating Consolidated Net Tangible Assets, the Total Leverage Ratio in Section 6.13, Section 7.03(j), Section 7.06(e) and Section 7.06(m) or any other test that is based on satisfying a financial ratio or metric, that with respect to any acquisition or disposition (in each case, that would be included in a Pro Forma Basis calculation pursuant to Section 1.03(c)), such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the Borrower has delivered financial statements pursuant to Section 6.01. In connection with the foregoing, (a) with respect to any such acquisition, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any such disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.

“Properties” has the meaning specified in Section 5.09(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ATM Program” has the meaning specified in Section 4.02(f).

“Qualified Equity Issuance” means the issuance of new shares of common stock or other Qualified Equity Interests of the Borrower, in each case other than any Excluded Equity Issuance.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Receivables Assets” means any receivable (whether constituting an account, chattel, paper, instrument or general intangible) from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary, including, with respect to any receivable:

(a) all of a Subsidiary’s and any Loan Party’s interest in any goods (including returned goods) to the extent related to such receivable, and documentation of title evidencing the shipment or storage of any such goods (including any such returned goods),

(b) all instruments and chattel paper that may evidence such receivable (and to the extent they do not evidence any asset that is not a receivable),

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such receivable, whether pursuant to the contract related to such receivable or otherwise, together with all UCC financing statements or similar filings related thereto,

(d) solely to the extent applicable to such receivable, the rights, interests and claims under the contracts and all guarantees, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such receivable or otherwise relating to such receivable whether pursuant to the contract related to such receivable or otherwise,

(e) all funds that are received or deemed received by a Loan Party or a Subsidiary in payment of any amounts owed in respect of such receivable (including, without limitation, purchase price, finance charges, fees, interest and all other charges) or are applied to amounts owed in respect of such receivable (including, without limitation, insurance payments and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other person directly or indirectly liable for the payment of any such receivable and available to be applied thereon),

(f) the lock-box accounts designated solely as the accounts to receive the proceeds of such receivables and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such lock-box accounts and amounts on deposit therein,

(g) all monies due or to become due with respect to any of the foregoing,

(h) all collections, proceeds and products of any of the foregoing, as defined in the UCC, that are received or are receivable by a Loan Party or a Subsidiary, and

(i) all books and records to the extent related to any of the foregoing Receivables Assets.

For the avoidance of doubt, Receivables Assets shall exclude any intercompany receivables, including, without limitation, amounts owing under the PIC Loan Agreement and the PIC Intercompany Note.

“Refinance” has the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.

“Related Party Transaction” has the meaning specified in Section 7.08.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means a Borrowing Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Revolving Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, treasurer, secretary or assistant secretary of the Borrower or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any Foreign Subsidiary of the Borrower or, with respect to financial matters, the president, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Capital Stock, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof) and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to unsecured Indebtedness or Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01(b) not to exceed the amount as of the Closing Date, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto. As of the Closing Date, the aggregate amount of the Revolving Commitments under the Revolving Facility is $150,000,000.

“Revolving Facility” means, at any time, the aggregate Revolving Lenders’ Revolving Commitments at such time.

“Revolving Facility Maturity Date” means April 1, 2025.

“Revolving Lender” means any Person who provides any portion of the Revolving Commitments.

“Revolving Loan” means an advance made by a Revolving Lender pursuant to Section 2.01(b) with respect to its Revolving Commitment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“Sanctions Laws” has the meaning specified in Section 5.17.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Special Purpose Receivables Subsidiary” means P&L Receivables Company LLC and any other direct or indirect Subsidiary of the Borrower established in connection with a Permitted Securitization Program for the acquisition of Receivables Assets or interests therein that is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Restricted Subsidiaries in the event the Borrower or any such Restricted Subsidiary becomes subject to a proceeding under any Debtor Relief Law.

“Specified Subsidiary” means each of Gibraltar Holdings, Peabody International Investments, Inc., Peabody International Holdings, LLC, each other Subsidiary, whether now owned or hereafter formed or acquired, that directly holds Equity Interests in Gibraltar Holdings at any time, and any successor to any of the foregoing.

“Subordinated Indebtedness” means any Indebtedness of the Borrower and its Restricted Subsidiaries that is contractually subordinated to the Indebtedness under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Bonds” means surety bonds obtained by the Borrower or any Restricted Subsidiary consistent with market practice and the indemnification or reimbursement obligations of the Borrower or such Restricted Subsidiary in connection therewith.

“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the “Term Loans” under the Term Loan Credit Agreement.

“Term Loan Closing Date” means the “Closing Date” as defined in the Term Loan Credit Agreement as in effect on the date hereof.

“Term Loan Indebtedness” means the Indebtedness of Borrower and the other Loan Parties incurred pursuant to the Term Loan Documents.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Term Loan Documents” means the Term Loan Credit Agreement and each other instrument or agreement executed in connection with the Indebtedness under the Term Loan Credit Agreement and any instrument or agreement executed in connection with any refinancings and replacements thereof, as each such material instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Threshold Amount” means $75,000,000.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Net Total Debt as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or (b), as applicable, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” mean the United States of America.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of Borrower and its Restricted Subsidiaries to the extent that the use of such cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash is and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Trustee (as defined in the Term Loan Credit Agreement)) and Liens permitted pursuant to Section 7.01(p)(i) hereof.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that becomes an Unrestricted Subsidiary in accordance with Section 6.13, (b) any Special Purpose Receivables Subsidiary; provided that any Special Purpose Receivables Subsidiary shall, upon termination of such Permitted Securitization Program (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary, or (c) as of the Closing Date, any Subsidiary listed on Schedule 1.01(b); provided that in no event shall any of Peabody Investments Corp., Peabody IC Funding Corp., Gibraltar Holdings, Peabody Investments (Gibraltar) Limited, Peabody Global Funding, LLC, Peabody International Investments, Inc. (and any successor thereto), Peabody International Holdings, LLC, and any other Subsidiary, whether now owned or hereafter formed or acquired, that directly holds Equity Interests in Gibraltar Holdings at any time be or be designated as an Unrestricted Subsidiary.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interest having the right to vote for the election of directors of such Person under ordinary circumstances.

“Wilpinjong Collateral Trust Agreement” means that certain Collateral Trust Agreement dated as of January 29, 2021, among PIC AU Holdings LLC, PIC AU Holdings Corporation, Wilmington Trust, National Association, in its capacity as the “Priority Collateral Trustee,” and Wilmington Trust, National Association, in its capacity as the “Junior Collateral Trustee,” and the other parties party thereto from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Wilpinjong Indenture” means the Indenture, dated as of January 29, 2021, among PIC AU Holdings LLC and PIC AU Holdings Corporation, as co-issuer, and the Wilmington Trust, National Association, as Trustee (as defined therein), as modified prior to the date hereof, as the same may be further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Wilpinjong Mandatory Offer” means the Borrower’s obligations under the Wilpinjong Term Loan Facility or Wilpinjong Indenture to make an offer to Refinance Indebtedness of PIC AU Holdings LLC and PIC AU Holdings Corporation and accrued and unpaid interest thereon into 2024 Notes or indebtedness to be issued under the LC Agreement, as applicable.

“Wilpinjong Security Agreement” means that certain Junior Lien Pledge and Security Agreement, dated as of January 29, 2021, among PIC AU Holdings LLC, PIC AU Holdings Corporation, the other grantors from time to time party thereto and the Junior Collateral Trustee (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Wilpinjong Term Loan Facility” means the term loan facility evidenced by the Term Loan Agreement, dated as of the January 29, 2021, among PIC AU Holdings LLC and PIC AU Holdings Corporation, as borrowers, the administrative agent party thereto, and the lenders from time to time party thereto, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In

Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-owned” when referring to a Subsidiary of the Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by the Borrower or another wholly-owned Subsidiary of the Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. Notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude all liabilities related to operating leases, as defined by Financial Accounting Standards Board Accounting Standards Codification 842 (or any successor provision), are excluded from the definition of Indebtedness and payments related to operating leases are not included in interest expenses in part or in whole.

(c) Pro Forma Basis Calculation. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of (i) the Total Leverage Ratio and the First Lien Leverage Ratio for purposes of determining compliance with the Section 6.13, Section 7.03(j), Section 7.06(e) and Section 7.06(m), (ii) Consolidated Net Tangible Assets, (iii) [reserved], or (iv) any other test that is based on satisfying a financial ratio or metric, shall be made on a Pro Forma Basis. (A) with respect to any acquisition by the Borrower or its Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available is equal to or greater than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period and (B) with respect to any disposition by the Borrower or its Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available was equal to or exceeded 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period. With respect to the above Pro Forma Basis calculations, in the event that the relevant entity or property, which is being acquired or disposed, reports its financial results on a semi-annual basis, the Administrative Agent and the Borrower may utilize the two most recent semi-annual financial results for purposes of making such calculation and such above determination in a manner similar to the above that is mutually agreeable.

1.04 [Reserved].

1.05 [Reserved].

1.06 [Reserved].

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.08 [Reserved].

1.09 Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to the negative covenants contained in Section 7.01, Section 7.02 and 7.03 where compliance with any such exception is based on a financial ratio or metric being satisfied, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new Liens, Indebtedness or Investments, but shall not result in any previously permitted Liens, Indebtedness or Investments ceasing to be permitted hereunder.

1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 The Loans.

(a) [Reserved].

(b) Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the Revolving Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that (A) notwithstanding the foregoing, except with respect to the initial Borrowing on the Closing Date, no Revolving Loan shall be required to be made unless consented to by each Revolving Lender and (B) after giving effect to any Revolving Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Each Revolving Lender may, at its option, make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

2.02 Borrowings of the Loans.

(a) Each Revolving Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m, New York City time on the requested date of any Borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing shall be in a minimum principal amount of (A) in the case of the initial Borrowing under the Revolving Facility, $150,000,000 and (B) in respect of each subsequent Borrowing, $50,000,000 or a whole multiple of $50,000,000 in excess thereof or, in each case, the remaining amount of undrawn Revolving Commitments. Each Borrowing Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., New York City time on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is being made on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments and Commitment Reductions.

(a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (or such other later time which is acceptable to the Administrative Agent), on the date of prepayment; (ii) any prepayment shall be in a minimum principal amount of $1,000,000. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 3.05 to apply to any failure of the contingency to occur and any such extension or revocation. Each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) [Reserved].

(c) [Reserved].

(d) Qualified Equity Issuance. Substantially concurrently with any Qualified Equity Issuance, the Borrower shall prepay the Loans as specified in Section 2.05(k) below in an aggregate amount equal to the lesser of (x) 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and (y) the aggregate principal amount of Loans then outstanding.

(e) [Reserved].

(i) [Reserved].

(ii) [Reserved].

(iii) [Reserved].

(iv) [Reserved].

(v) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) [Reserved].

(j) [Reserved].

(k) Application of Mandatory Prepayments. Each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(l) [Reserved].

(m) Each prepayment of Loans shall be accompanied by all accrued interest on the amount prepaid.

(n) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Applicable Percentage of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, (i) the Borrower shall pay to the Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment that is payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with the terms of this Section 2.05), and (ii) the portion of the Waivable Mandatory Prepayment otherwise payable to Lenders that have elected to exercise such option may be retained by the Borrower to be used for any purpose not prohibited hereunder.

2.06 Optional Termination or Reduction of Revolving Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days prior to the date of termination or reduction, (ii) any such partial reduction with respect to the Revolving Commitments shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Outstanding Amount under the Revolving Facility would exceed the Revolving Commitments under the Revolving Facility. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of the foregoing, and any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked.

(b) Application of Commitment Reductions; Payment of Fees. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility of such reduction amount. All fees and other amounts under this Agreement in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans; Termination of Commitments.

The Borrower shall repay to the Revolving Lenders on the Revolving Facility Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date. The Revolving Commitments shall terminate on the Revolving Facility Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate.

(b) If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) In the event that, on any Interest Payment Date, both (x) a Default (as defined in the LC Agreement) or Event of Default (as defined in the LC Agreement) has occurred and is continuing under the LC Agreement and (y) the payment in cash of accrued interest hereunder is prohibited by the terms of the LC Agreement, then accrued interest payable on such Interest Payment Date may (at the election of the Borrower made by delivering prior written notice to the Administrative Agent) be paid in kind (in lieu of Same Day Funds) on such Interest Payment Date by being capitalized and added to the unpaid principal balance of the Revolving Loans outstanding to which such interest relates (“PIK Interest”). PIK Interest that has been capitalized and added to the outstanding principal amount of Revolving Loans pursuant to this Section 2.08(d) shall constitute principal and bear interest in accordance with the terms of this Agreement.

2.09 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in respect of the Revolving Facility, a commitment fee in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Commitments of all Revolving Lenders exceed the Outstanding Amount of Revolving Loans, determined on the last day of the immediately preceding fiscal quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Facility Maturity Date.

(b) The Borrower shall pay to the Lenders, the Arranger and the Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) In the event that, on the date that any fee described in the foregoing clauses (a) and (b) becomes due and payable, both (x) a Default (as defined in the LC Agreement as in effect on the date hereof) or Event of Default (as defined in the LC Agreement as in effect on the date hereof) has occurred and is continuing under the LC Agreement and (y) the payment in cash of such fee is prohibited by the terms of the LC Agreement, then the fees payable on such date may (at the election of the Borrower made by delivering prior written notice to the Administrative Agent) be paid in kind (in lieu of Same Day Funds) on such payment date by being capitalized and added to the unpaid principal balance of the Revolving Loans outstanding (“PIK Fees”). PIK Fees that have been capitalized and added to the outstanding principal amount of Revolving Loans pursuant to this Section 2.09(c) shall constitute principal and bear interest in accordance with the terms of this Agreement.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m., New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m., New York City time, on the date of such Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the NYFRB Rate, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Pro Rata; Sharing of Payments by Lenders. Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by the Borrower on account of principal of and interest on any Revolving Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Loans then held by the respective Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 [Reserved].

2.15 [Reserved].

2.16 [Reserved].

2.17 [Reserved].

2.18 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the Loans of other Revolving Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Revolving Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to Section 2.18(c)), ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid, second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, and third, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item second of clause (i) above and second, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this Section 2.18(a) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

(b) Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee on the unused portion of its Commitment pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender in respect of its unused Commitment) (and, unless required by the following sentence, the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(c) [Reserved].

A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and each of the Borrower shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (x) the Administrative Agent and (y) the Borrower shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower. Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and from time to time when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Each Lender that is not a Foreign Lender shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or Administrative Agent), two duly completed and executed copies of IRS Form W-9.

Without limiting the generality of the foregoing, each Foreign Lender holding any Loan to the Borrower shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii) duly completed and executed copies of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably satisfactory to the Borrower and the Administrative Agent to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable,

(iv) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form reasonably satisfactory to the Borrower and the Administrative Agent , IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably satisfactory to the Borrower and the Administrative Agent on behalf of each such direct and indirect partner, and

(v) duly completed and executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of the documentation described in this clause (v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times as reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding the foregoing, no Lender nor any Participant shall be required to deliver any form or other document under this Section 3.01(e) that it is not legally entitled to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund with respect to Taxes to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), which in the reasonable discretion and good faith judgment of such Administrative Agent or Lender is allocable to such payment, it shall promptly pay such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Administrative Agent or Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the applicable Administrative Agent or Lender, as the case may be, if it receives notice from the applicable Administrative Agent or Lender that such Administrative Agent or Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 [Reserved].

3.03 [Reserved].

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender or the Administrative Agent to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender (other than Taxes addressed by Section 3.01 and Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender setting forth in reasonable detail such increased costs, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) [Reserved].

(f) Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or other amounts.

3.05 [Reserved].

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender and (ii) promptly inform the Borrower and Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. The parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Closing Date. The effectiveness of the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of (x) this Agreement from the parties hereto and (y) the Guaranty from each of the Subsidiaries listed on Schedule 1.01(a);

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) [reserved];

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of the Borrower, in each case, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of the Borrower executing the Loan Documents to which the Borrower is a party on the Closing Date;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) the executed opinion of Jones Day, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters reasonably requested by the Administrative Agent;

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) [Reserved];

(xi) [Reserved];

(xii) [Reserved];

(xiii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a), (b), (d), (e) and (f) have been satisfied;

(xiv) a solvency certificate from the chief financial officer or treasurer of the Borrower in form reasonably satisfactory to the Administrative Agent, which demonstrates that the Borrower and its Restricted Subsidiaries on a consolidated basis, are, and after giving effect to the effectiveness of this Agreement and the payment of fees, costs and expenses in connection therewith and the other transactions contemplated hereby, will be, Solvent.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) Any fees required to be paid on or before the Closing Date to the Agents, the Arranger or the Lenders under this Agreement, the Fee Letter or otherwise in connection with the Facilities shall have been paid and, unless waived by the Agents, the Arrangers or the Lenders, as applicable, to the extent invoiced on or prior to the Closing Date, the Borrower shall have paid all reasonable and documented costs and expenses of the Agents, Arranger and the Lenders (including the reasonable and documented fees and expenses of counsel to the Agents and the Lenders, plus such additional amounts of such reasonable and documented fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents)).

(j) [Reserved].

(k) The Arranger and the Agents shall have received prior to the Closing Date all documentation, including a completed Beneficial Ownership Certificate with respect to the Borrower to the extent required by the Beneficial Ownership Regulations, and other information required by regulatory authorities with respect to the Borrower and the other Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership regulation, that has been requested by the Arrangers or the Agents.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (including any such Request for a Credit Extension on the Closing Date) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document required to be furnished at any time thereunder, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that, for purposes of this Section 4.02 following the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or by a reference to a Material Adverse Effect in the text thereof.

(b) No Default or Event of Default shall exist, or would result immediately, from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) As of the close of business on the Business Day immediately preceding the date of such Credit Extension, Market Capitalization shall be no less than the Minimum Market Capitalization Amount.

(e) As of the date of such Credit Extension, after giving effect thereto and the use of proceeds thereof, Liquidity shall be no less than $150,000,000; provided that, for purposes of the foregoing calculation, the proceeds of such Credit Extension shall not constitute Liquidity.

(f) As of the date of such Credit Extension, (i) the Borrower shall be party to an “at-the-market” program (with respect to which the agent or trustee, as the case may be, is reasonably acceptable to the Administrative Agent) that authorizes the Borrower to sell newly issued common stock of the Borrower with market value of at least 150% of the sum of (x) the principal amount of Revolving Loans then outstanding plus (y) the principal amount of the requested Credit Extension (a “Qualified ATM Program”) and (ii) the board of directors of the Borrower shall have duly adopted resolutions (which have not been revoked or rescinded and remain in full force and effect as of the date of such Credit Extension) authorizing and directing the management of the Borrower to use such Qualified ATM Program to sell newly issued shares of common stock of the Borrower with market value of no less than the principal amount of the requested Credit Extension (plus the principal amount of any Revolving Loans then outstanding).

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a), (b), (d), (e) and (f) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each of the Borrower and its Restricted Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party and Gibraltar Holdings of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) conflict with or result in any breach or contravention of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Person, except in each case referred to in clauses (b)(ii) or (b)(iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization. (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or Gibraltar Holdings of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party and Gibraltar Holdings, as applicable, that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party and Gibraltar Holdings, as applicable, enforceable against each Loan Party and Gibraltar Holdings, as applicable, that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2021, June 30, 2021 and September 30, 2021 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarters ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c) Since the date of the last Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. None of the Borrower or any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership and Identification of Property. The Borrower and its Restricted Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. Except as disclosed on Schedule 5.09 as of the Closing Date, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties currently or formerly owned, leased or operated by the Borrower, or any of its respective Restricted Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b) None of the Borrower, nor any of its respective Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by the Borrower, or any of its Restricted Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower, or any of its Restricted Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower, or any of its Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

(g) The Borrower, and each of its Restricted Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.

5.10 Insurance. The material properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11 Taxes. The Borrower and its Restricted Subsidiaries have filed all applicable US Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (b) where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any material tax, fee or other charge which could reasonably be expected to result in a Material Adverse Effect.

5.12 ERISA Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.

(b) There has been no non-exempt “prohibited transaction” (as described in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. (a) No report, financial statement, certificate or other information furnished in writing by any Loan Party or Gibraltar Holdings to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.

5.16 Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17 Anti-Corruption; Sanctions; Terrorism Laws.

(a) None of the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject of any active sanctions administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable governmental authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”); and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Person that is the subject of, or in any country or territory that at such time is the subject of, any Sanctions.

(b) The Borrower and each Restricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act (Title III of Pub. L. 107-56), as amended (the “PATRIOT Act”), (iii) Sanctions Laws and (iv) Anti-Corruption Laws.

(c) No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Restricted Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18 as of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.

5.19 [Reserved].

5.20 [Reserved].

5.21 Solvency. The Borrower and its Restricted Subsidiaries are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

5.22 Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Restricted Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Restricted Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower shall, and shall cause each of its respective Restricted Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2022) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to or resulting from the upcoming maturity of any Loans under this Agreement, the Priority Lien Notes Documents, or any documents evidencing a Permitted Securitization Program, occurring within one year from the time such opinion is delivered), or (y) with respect to any projected breach of Section 7.11 of the LC Agreement); and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2022), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenant set forth in Section 7.11, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2022), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and (ii) a reconciliation of such financial statements for the Borrower and its Restricted Subsidiaries; provided, that, for the avoidance of doubt, any such reconciliation of the financial statements referred to in Section 6.01(a) shall not be audited;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(e) not later than 60 days after the end of each fiscal year of the Borrower, a copy of summary projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrower to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized);

(f) commencing on March 15, 2022 and thereafter on the first (1st) and fifteenth (15th) of each month (or if such day is not a Business Day, the next succeeding Business Day), a report regarding the status of the Borrower and any of its Restricted Subsidiaries’ Hedging Agreements, as well as any outstanding cash margin postings, and any expected cash margin postings over the next two week period (which, for the avoidance of doubt, shall not be viewed as a forecast but rather an approximation); and

(g) commencing on April 1, 2022 and continuing on the first (1st) and fifteenth (15th) of each month thereafter (or if such day is not a Business Day, the next succeeding Business Day) (or more frequently, to the extent that the Cash Flow Forecast and such reports are updated or provided to others on a more frequent basis), the Borrower shall deliver updated 13-week Cash Flow Forecasts to the Administrative Agent and variance reports concerning bank and cash balances by legal entity and account; provided that, it is understood and agreed that each initial Cash Flow Forecast delivered pursuant to this Section 6.02(g) will reflect a forecast (rather than actuals) for the week then ended (which actuals will be included in the subsequent Cash Flow Forecast delivered pursuant to this Section 6.02(f) in the form of a variance report showing all variances by line-item from the amounts set forth in the Cash Flow Forecast, as most recently updated, with an explanation for each line-item variance of greater than or equal to 10%)).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.”

Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC” or as containing material non-public information. In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.

6.03 Notices. Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default hereunder or the occurrence of any “Default” or “Event of Default” under the Priority Lien Notes Documents;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower knows or has obtained notice thereof;

(d) within 15 days of the Borrower or any Guarantor (or Peabody Investments (Gibraltar) Limited) changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business;

(e) to the extent that there will be a cancellation or material reduction in amount or material change in coverage for any insurance maintained by the Borrower or any Guarantor, at least 10 days prior to such cancellation, reduction or change; and

(f) any change in the information provided in the Beneficial Ownership Certification (if any) delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to clauses (a)-(c) of this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Tax Obligations. Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower and each of its Restricted Subsidiaries, pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

6.05 Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Sections 7.04 or 7.18.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) [Reserved].

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions Laws, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions Laws and the Anti-Corruption Laws, the failure to comply therewith is not material).

6.09 Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the Borrower or any of its Restricted Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give the Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions, provided further that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Administrative Agent, the Lenders and their representatives as a group shall be the responsibility of the Borrower.

6.11 Use of Proceeds. Use the proceeds of the Revolving Loans with respect to cash margin requirements relating to Commodity Hedging Obligations.

6.12 Additional Guarantors. As of the date of the Compliance Certificate referred to in Section 6.02 is required to be delivered, notify the Administrative Agent of any Restricted Subsidiary that is not a Guarantor and, by virtue of the definition of Guarantor would be required to be a Guarantor. Within 30 days of such notification, the Borrower shall cause any such Restricted Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose.

6.13 Unrestricted Subsidiaries. Subject to the exclusions in the proviso in the definition of “Unrestricted Subsidiary”, any Restricted Subsidiary may be designated as an Unrestricted Subsidiary and any Unrestricted Subsidiary may be designated as a Restricted Subsidiary upon delivery to the Administrative Agent of written notice from the Borrower; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary in connection with a Permitted Securitization Program, immediately after giving effect to such designation, on a Pro Forma Basis, the Total Leverage Ratio shall be equal to or less than 2.50:1.00, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of any of the Priority Lien Notes Documents, the Term Loan Documents, the LC Agreement or any documents evidencing any Permitted Refinancing Indebtedness or any Subordinated Indebtedness and (d) each Restricted Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than (x) Non-Recourse Debt or (y) to the extent it does not constitute Non-Recourse Debt, the Wilpinjong Mandatory Offer to the extent permitted under Section 7.02 (Investments) and Section 7.03 (Indebtedness). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 7.02 by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

6.14 Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide, in the case of the Borrower, to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the Properties which are the subject of such default prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.15 Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16 [Reserved].

6.17 Maintenance of Ratings. Use commercially reasonable efforts to maintain a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P.

6.18 Post Closing Covenants. Cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 6.18 within the time frame specified on such Schedule 6.18.

6.19 ERISA. Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA, the Code, and other Laws applicable to the Plans.

ARTICLE VII.

NEGATIVE COVENANTS

Until Payment in Full, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and any renewals, extensions, modifications, restatements or replacements thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except with respect to any Permitted Refinancing Increase and (iii) any renewal, extension, modification, restatement or replacement of the obligations secured or benefited thereby is permitted by Section 7.03;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and employee health and disability benefit legislations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f) (i) Liens (including deposits) to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and letters of credit and other obligations of a like nature incurred in the ordinary course of business, (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of federal coal leases or (iii) Liens created under or by any turnover trust;

(g) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;

(i) Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted by Section 7.03(k); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien, including replacement parts, accessories or enhancements that are affixed to any leased goods and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Restricted Subsidiary before such time as it became a Restricted Subsidiary are permitted under this subsection (i));

(j) Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Restricted Subsidiary after the date hereof; provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of the Borrower or any Restricted Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;

(k) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(l) Liens (including those arising from precautionary UCC financing statement filings and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens securing Indebtedness permitted under Section 7.03(c), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided that such Lien does not apply to any additional property or assets of the Borrower or any Restricted Subsidiary (other than property or assets within the scope of the original granting clause or the proceeds of the property or assets subject to such Lien);

(n) Liens securing Indebtedness or other obligations of a non-Guarantor Restricted Subsidiary to the Borrower or a Guarantor;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(p) (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;

(q) Liens on Capital Stock of any Unrestricted Subsidiary;

(r) Liens on Receivables Assets pursuant to any Permitted Securitization Programs or under any other agreement under which such receivables or rights are transferred in a manner permitted hereunder (to the extent, in each case, that any such Disposition of receivables is deemed to give rise to a Lien);

(s) Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes;

(t) Liens securing Incremental Equivalent Debt or Incremental Notes permitted under the Term Loan Credit Agreement as in effect on the Closing Date (in each case, with the lien priority permitted in such definition and other than to the extent such Indebtedness is only permitted to be incurred as unsecured Indebtedness); provided that for the avoidance of doubt, Liens shall only be permitted under this Section 7.01(t) to the extent that the such Indebtedness is permitted to be secured under Section 7.03;

(u) Permitted Real Estate Encumbrances;

(v) [reserved];

(w) Liens in favor of the Collateral Trustee for the benefit of (x) holders of Priority Lien Notes Indebtedness securing the Priority Lien Notes Indebtedness permitted pursuant to Section 7.03(o), (y) holders of Term Loan Indebtedness securing the Term Loan Indebtedness permitted pursuant to Section 7.03(p) or (z) the Secured Parties (as defined in the LC Agreement) securing obligations under the LC Agreement permitted hereunder;

(x) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(y) other Liens securing Indebtedness or obligations of the Loan Parties in an aggregate amount at any time outstanding not to exceed $75,000,000;

(z) to the extent constituting a Lien, the Wilpinjong Mandatory Offer; and

(aa) (x) Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) (i) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby the Borrower or a Restricted Subsidiary provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;

(f) Investments in existence, or made pursuant to a legally binding written commitment in existence, on the Closing Date and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of such Investment except, in the case of a loan, by an amount equal to any Permitted Refinancing Increase;

(g) (i) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower and its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) Investments in any assets constituting a business unit received by the Borrower or its Subsidiaries by virtue of a Permitted Asset Swap or acquired as a Capital Expenditure;

(i) Hedging Agreements or Cash Management Obligations permitted under Section 7.03(e);

(j) Investments consisting of purchases of the Priority Lien Notes to the extent not prohibited hereunder;

(k) Investments by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries, and Investments by any Restricted Subsidiary in the Borrower; provided that Investments by a Loan Party in Restricted Subsidiaries that are not Loan Parties, when aggregated with Indebtedness made by any Loan Party to a non-Loan Party Restricted Subsidiary pursuant to Section 7.03(f) (other than Pledged Intercompany Indebtedness) and Disqualified Equity Interests issued by a non-Loan Party Restricted Subsidiary to a Loan Party pursuant to Section 7.03(f) and Investments made pursuant Section 7.02(n)(iii), shall not in the aggregate exceed the greater of $100,000,000 and 2.5% of Consolidated Net Tangible Assets;

(l) Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries and Joint Ventures in an aggregate amount not to exceed the greater of $250,000,000 and 6.5% of Consolidated Net Tangible Assets;

(m) additional Investments by the Borrower or any Restricted Subsidiary (i) in an aggregate amount not to exceed the greater of $100,000,000 and 2.5% of Consolidated Net Tangible Assets plus (ii) so long as no Event of Default is continuing immediately prior to making such Investment or would result therefrom, an amount equal to the Cumulative Amount;

(n) any acquisition of all or substantially all the assets of, or all of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division, line of business or product line of a Person if (i) no Event of Default is continuing immediately prior to making such Investment or would result therefrom, (ii) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.16, if any, and (iii) in respect of an acquisition of targets that will not become Loan Parties or assets that will not be acquired by Loan Parties, the aggregate amount of such Investments, when taken together with Indebtedness of a non-Loan Party Restricted Subsidiary made by any Loan Party pursuant to Section 7.03(f) (other than Pledged Intercompany Indebtedness) and Disqualified Equity Interests issued by a non-Loan Party Restricted Subsidiary to a Loan Party pursuant to Section 7.03(f) and Investments by a Loan Party in non-Loan Party Restricted Subsidiaries made pursuant to Section 7.02(k), shall not in the aggregate exceed the greater of $100,000,000 and 2.5% of Consolidated Net Tangible Assets;

(o) Investments acquired as a capital contribution to the Borrower, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Borrower;

(p) [Reserved].

(q) (i) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(r) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit and similar obligations are permitted under this Agreement;

(s) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms); and

(t) Investments arising as a result of any Permitted Securitization Program.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) (x) Indebtedness arising under the Loan Documents and (y) Indebtedness arising under the LC Agreement in an aggregate principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed (A) the amount of undrawn L/C Commitments (as defined in and as in effect under the LC Agreement on the date hereof); plus (B) the aggregate principal amount of any L/C Borrowings (as defined in the LC Agreement) outstanding on the date hereof; plus (C) the aggregate principal amount of the revolving loans under the Term Loan Credit Agreement that were deemed satisfied on January 29, 2021 and replaced by the Wilpinjong Term Loan Facility (less aggregate principal repayments under the Wilpinjong Term Loan Facility), plus accrued and unpaid interest on the Wilpinjong Term Loan Facility;

(b) Indebtedness outstanding on the Closing Date;

(c) any Permitted Refinancing Indebtedness of Indebtedness permitted under Section 7.03(b) or of Indebtedness subsequently incurred under this Section 7.03(c);

(d) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any such Restricted Subsidiary;

(e) Indebtedness in respect of (i) Cash Management Obligations incurred in the ordinary course of business and (ii) Hedging Agreements incurred in the ordinary course of business, consistent with prudent business practice;

(f) (i) Indebtedness of the Borrower and any Restricted Subsidiary to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower and (ii) Disqualified Equity Interests of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that, (a) any such Indebtedness extended by any Loan Party or any non-Loan Party to a Loan Party must be subordinated to the Obligations on customary terms and (b) Indebtedness of a non-Loan Party Restricted Subsidiary made by a Loan Party pursuant to this Section 7.03(f) and any Disqualified Equity Interests of a non-Loan Party Restricted Subsidiary issued to a Loan Party, together with Investments by a Loan Party in non-Loan Party Restricted Subsidiaries made pursuant to Section 7.02(k) and Investments made pursuant to Section 7.02(n)(iii), shall not in the aggregate exceed the greater of $100,000,000 and 2.5% of Consolidated Net Tangible Assets; provided further, that notwithstanding the foregoing, Pledged Intercompany Indebtedness shall be permitted;

(g) [reserved];

(h) (x) Guarantees by the Borrower or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Borrower by any such person in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding and (y) to the extent constituting a Guarantee, the Wilpinjong Mandatory Offer;

(i) Indebtedness incurred in connection with any Permitted Securitization Program;

(j) Indebtedness incurred or assumed in connection with Permitted Acquisitions and other permitted Investments consisting of the purchase of a business unit, line of business or a division of a Person or all or substantially all of the assets or all of the Capital Stock of another Person; provided that, after giving effect to the incurrence thereof on a Pro Forma Basis, (i) if such Indebtedness is (or is intended to be) secured on a pari passu basis with the Term Loan Indebtedness, the First Lien Leverage Ratio is equal to or less than 1.75 to 1.00 and (ii) if such Indebtedness is secured by on a junior-lien basis to the Term Loan Indebtedness or unsecured, (a) the Total Leverage Ratio is equal to or less than 2.50 to 1.00 or (b) the Total Leverage Ratio is less than immediately prior to such incurrence; provided that Indebtedness incurred by any non-Loan Party pursuant to this Section 7.03(j) shall not in the aggregate exceed the greater of $100,000,000 and 2.5% of Consolidated Net Tangible Assets;

(k) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Indebtedness incurred pursuant to this clause, including all Permitted Refinancing Debt Incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, may not exceed the greater of (a) $150,000,000 or (b) 3.5% of Consolidated Net Tangible Assets; provided that such amount may be increased by the then-outstanding principal amount of any operating lease in existence on the Closing Date that is actually restructured to a Capital Lease after the Closing Date;

(l) Indebtedness of non-Loan Party Restricted Subsidiaries in an aggregate amount not to exceed $75,000,000;

(m) Incremental Equivalent Debt permitted under (and complying with the requirements of) the Term Loan Credit Agreement (as in effect on the date hereof) and Incremental Notes permitted under (and complying with the requirements of) Section 7.03(m) of the Term Loan Credit Agreement (as in effect on the date hereof), in each case, in an amount not to exceed the Incremental Debt Cap as in effect on the date of determination;

(n) [Reserved];

(o) Priority Lien Notes Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 7.03(o), not to exceed $1,000,000,000 (plus any Permitted Refinancing Increase in respect thereof) at any one time outstanding; provided that such Indebtedness shall not be guaranteed by a Restricted Subsidiary that is not a Guarantor of the Obligations;

(p) Term Loan Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 7.03(o), not to exceed the principal amount of such Indebtedness outstanding on the Closing Date plus the Incremental Debt Cap as of such date of determination (plus any Permitted Refinancing Increase in respect thereof) at any one time outstanding; provided that such Indebtedness shall not be guaranteed by a Restricted Subsidiary that is not a Guarantor of the Obligations;

(q) additional Indebtedness of the Loan Parties in an amount not to exceed the greater of $150,000,000 and 3.5% of Consolidated Net Tangible Assets in the aggregate at any time outstanding;

(r) Indebtedness of the Borrower or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Borrower or a Restricted Subsidiary, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(s) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(t) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(u) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements; and

(v) any transaction permitted under Section 7.16.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, if no Default exists or would immediately result therefrom:

(a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary, (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary and (D) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor (and shall not be a Specified Subsidiary);

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must either be the Borrower or another Domestic Subsidiary and (iii) if the transferor is a Guarantor, then the transferee must either be the Borrower or another Guarantor (and shall not be a Specified Subsidiary);

(c) the Borrower and any Restricted Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower or the Restricted Subsidiary, as applicable, is the surviving or continuing Person; provided that, (i) the Borrower may not merge or consolidate with a Restricted Subsidiary unless the Borrower is the surviving or continuing Person and (ii) such merger or consolidation is permitted under Section 7.02(n) hereof; and

(d) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and not materially disadvantageous to the Lenders and the assets, if any, of any Restricted Subsidiary so liquidated or dissolved are transferred (x) to another Restricted Subsidiary or the Borrower and (y) to a Guarantor (that is not a Specified Subsidiary) or the Borrower if such liquidated or dissolved Restricted Subsidiary is a Guarantor.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than Dispositions permitted pursuant to Sections 7.01, 7.04 and 7.06), except:

(a) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is no longer useful in its business (but excluding any real property);

(b) (i) Dispositions of inventory, equipment or accounts receivable in the ordinary course of business and (ii) Dispositions of accounts receivable in connection with a factoring facility in an aggregate outstanding principal amount not to exceed $25,000,000 at any time entered into by a non-Loan Party Restricted Subsidiary undertaken consistent with past practice or in the ordinary course of business;

(c) Dispositions of the assets set forth on Schedule 7.05;

(d) Dispositions of cash and Cash Equivalents pursuant to transactions permitted under this Agreement (including pursuant to Section 7.02) or otherwise in the ordinary course of business;

(e) Dispositions of Receivables Assets pursuant to Permitted Securitization Programs;

(f) (A) the sale of defaulted receivables in the ordinary course of business and not as part of a Permitted Securitization Program and (B) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceeding;

(g) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business or lapse or abandonment of intellectual property rights in the ordinary course of business that, in the reasonable judgment of the Borrower, is no longer useful in its business;

(h) Permitted Asset Swaps;

(i) (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests and (B) any lease, sublease or license of assets (with the Borrower or a Restricted Subsidiary as the lessor, sublessor or licensor) in the ordinary course of business;

(j) (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) transfers of properties that have been subject to a casualty event or act of god;

(k) if immediately after giving effect to such Disposition, (i) no Event of Default has occurred and is continuing, (ii) the consideration received for such Disposition shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Borrower in good faith and (iii) at least 75% of the consideration for such Dispositions undertaken pursuant to this Section 7.05(k) shall be paid in cash or Cash Equivalents, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A) any securities, notes, other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(B) any liabilities of the Borrower or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets and as a result of which the Borrower or such Restricted Subsidiary is released from further liability; and

(C) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition; provided that the quantity equal to (1) the aggregate fair market value of such Designated Non-Cash Consideration, as reasonably determined by the Borrower in good faith, taken together with the fair market value at the time of receipt of all other Designated Non-Cash Consideration received pursuant to this clause (C) minus (2) the amount of Net Proceeds previously realized in cash from prior Designated Non-Cash Consideration shall not exceed $25,000,000;

(l) any Investment permitted pursuant to Sections 7.02(l), 7.02(m) or 7.02(p), which constitutes a Disposition;

(m) Dispositions that do not constitute Asset Sales;

(n) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any like kind exchange of property for use in a Similar Business;

(o) (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former directors, officers, or employees of the Borrower or` any Restricted Subsidiary or any of their successors or assigns;

(p) the unwinding or termination of any Hedging Obligations or Cash Management Obligations;

(q) the sale of assets by the Borrower and its Restricted Subsidiaries consisting of Real Property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the Borrower and its Restricted Subsidiaries; and

(r) Dispositions between a Loan Party and a non-Loan Party Restricted Subsidiary to the extent such Disposition would be permitted by Section 7.02(k).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that:

(a) (i) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or as otherwise required pursuant to its Organizational Documents and (ii) as of and following the Closing Date, (A) the Borrower and each Subsidiary may make payments and prepayments of principal or interest on account of intercompany Indebtedness owing to the Borrower or any other Loan Party and (B) each non-Loan Party Subsidiary may make payments and prepayments of principal or interest on account of intercompany Indebtedness owing to any non-Loan Party Subsidiary;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;

(c) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of common stock or other Qualified Equity Interests of the Borrower;

(d) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect thereto held by directors, officers or employees of the Borrower or any Restricted Subsidiary (or their estates or authorized representatives) in connection with (A) the death, disability or termination of employment of any such director, officer or employee or (B) any benefit or incentive plans to provide funds for the payment of any Tax or other amounts owing by such directors, officers or employees upon vesting of the Equity Interests or options provided under such plans; and (ii) Equity Interests in any Loan Party for future issuance under any employee stock plan; provided that (a) no Event of Default has occurred and is continuing at the time of such purchase and (b) for both clauses (i) and (ii), the aggregate cash consideration paid therefor in any twelve-month period shall not exceed $5,000,000 in the aggregate;

(e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make Restricted Payments on or after the Closing Date in an amount not to exceed (A) $50,000,000 plus (B) the Cumulative Amount; provided that, in the case of clause (B), the Total Leverage Ratio (calculated on a Pro Forma Basis) shall be less than or equal to 2.00:1.00 after giving effect to such Restricted Payment;

(f) (i) the Borrower and any Subsidiary may make regularly scheduled payments of interest and principal at maturity of unsecured Indebtedness and (ii) the Borrower and any Subsidiary may redeem, repurchase or otherwise acquire or retire for value any unsecured Indebtedness in anticipation of satisfying a scheduled maturity, sinking fund or amortization installment obligation, in each case under this clause (ii), due within one year of the date of such redemption, repurchase, acquisition or retirement;

(g) [reserved];

(h) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any unsecured Indebtedness or any Subordinated Indebtedness (i) with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness or (ii) in exchange for, or out of the proceeds of, a substantially concurrent issue of new shares of common stock or other Qualified Equity Interests of the Borrower;

(i) the Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms thereof and only to the extent required by and subject to the subordination provisions contained therein;

(j) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;

(k) [reserved];

(l) notwithstanding the foregoing, if the Borrower declares a dividend or distribution in the foregoing clauses (a) through (k), the Borrower can pay any such dividend or distribution within 60 days after the date of declaration thereof; and

(m) (i) payments of dividends on the Borrower’s common stock or purchases by the Borrower of its common stock in an aggregate amount in any calendar year not to exceed $25,000,000, so long as, the Total Leverage Ratio would not exceed 1.25 to 1.00 on a Pro Forma Basis and (ii) payments of dividends on the Borrower’s common stock, payments of dividends on the Borrower’s Preferred Stock, purchases by the Borrower of its common stock, purchases by the Borrower of its Preferred Stock or similar distributions in an aggregate amount not to exceed $450,000,000, so long as, the Fixed Charge Coverage Ratio would not be less than 2.00 to 1.00 on a Pro Forma Basis.

7.07 Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.08 Transactions with Affiliates. Enter into, renew or extend any transaction or arrangement, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Borrower or any Restricted Subsidiary (a “Related Party Transaction”) involving an aggregate consideration in excess of $25,000,000, unless the Related Party Transaction is (a) not prohibited by this Agreement and (b) on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Borrower) to the Borrower or any of the relevant Restricted Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower; provided that (i) any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $50,000,000 must first be approved by a majority of the board of directors of the Borrower who are disinterested in the subject matter of the transaction pursuant to a resolution by the board of directors of the Borrower and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $100,000,000, the Borrower must deliver to the Administrative

Agent an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (x) stating that its terms are not materially less favorable to the Borrower or any of the relevant Restricted Subsidiaries that would have been obtained in a comparable transaction with an unrelated Person or (ii) as to the fairness to the Borrower or any of the relevant Restricted Subsidiaries of such Related Party Transaction from a financial point of view. Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:

(A) transactions between or among (i) any Loan Parties and (ii) any non-Loan Party Restricted Subsidiaries;

(B) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower or any of its Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;

(C) loans and advances to directors, officers and employees to the extent permitted by Section 7.02;

(D) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(E) payments to directors and officers of the Borrower and its Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of the Borrower or its Restricted Subsidiaries, respectively, or pursuant to applicable law;

(F) (i) intercompany Investments permitted pursuant to Sections 7.02(k) and 7.02(p), (ii) intercompany Indebtedness and issuances of Disqualified Equity Interests, in each case, permitted pursuant to Section 7.03(f) and (iii) Dispositions not prohibited by Section 7.05;

(G) Restricted Payments permitted by Section 7.06; and

(H) transactions arising under any contract, agreement, instrument or other arrangement in effect on the Closing Date and set forth on Schedule 7.08, as amended, modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Borrower and its Restricted Subsidiaries than those in effect on the Closing Date.

7.09 [Reserved].

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 [Reserved].

7.12 Burdensome Agreements. Enter into any Contractual Obligation that (x) limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) solely in the case of clause (y) of this Section 7.12, exist on the date hereof and (to the extent not otherwise permitted by this Section 7.12) are listed on Schedule 7.12 as of the Closing Date;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) arise in connection with any Lien permitted by Section 7.01(i) to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;

(d) represent Indebtedness permitted by Section 7.03 (other than secured Indebtedness permitted by Section 7.03(k)); provided that such restrictions (i) apply solely to Restricted Subsidiaries that are not Guarantors or (ii) are no more restrictive than the limitations (taken as a whole) set forth in the Loan Documents and do not materially impair the Borrower’s ability to pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by the Borrower) ;

(e) [reserved];

(f) arise in connection with any Disposition permitted by Section 7.05 solely with respect to the assets that are the subject of such Disposition;

(g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein (but excluding any such agreement related to the Gibraltar Holdings or any Specified Subsidiary);

(h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l) are customary provisions restricting assignment of any agreements;

(m) are restrictions imposed by any agreement relating to any Permitted Securitization Program to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Securitization Program; or

(n) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (m) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.13 Restrictions on Specified Subsidiaries. (a) With respect to each Specified Subsidiary, permit such Specified Subsidiary to, (i) retain any cash other than cash (A) necessary to continue to operate in the ordinary course and comply with any Requirement of Law, as reasonably determined by it or the Borrower, or (B) [reserved]; (ii) consolidate with or merge with or into any Person; (iii) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (A) the Indebtedness and obligations under this Agreement and the other Loan Documents, (B) solely with respect to Gibraltar Holdings, intercompany Indebtedness permitted hereunder and (C) to the extent otherwise permitted hereunder, the Indebtedness and obligations under the Term Loan Documents, the LC Agreement and Priority Lien Notes Documents; (iv) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than, to the extent permitted hereunder, the Liens created under the Term Loan Documents, the LC Agreement and the Priority Lien Notes Documents to which it is a party; (v) sell or otherwise dispose of any Equity Interests of Gibraltar Holdings or Peabody Investments (Gibraltar) Limited, as applicable; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; and (b) with respect to each Specified Subsidiary (other than Gibraltar Holdings), permit such Specified Subsidiary to, (i) engage in any business or activity or own any assets other than (A) holding 100% of the Equity Interests of Gibraltar Holdings, (B) performing its obligations and activities incidental thereto under the Loan Documents, the Priority Lien Notes Documents; and (C) making Restricted Payments to a Guarantor or the Borrower; (ii) convey, transfer, lease or license any of its assets to, any Person; or (iii) create or acquire any Subsidiary or make or own any Investment in any Person (other than any intercompany Investments to a Guarantor or the Borrower), in each case, after the Closing Date.

7.14 [Reserved].

7.15 Fiscal Year. Change its fiscal year-end from December 31.

7.16 Sale and Lease-Backs. Become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Restricted Subsidiaries), to the extent involving the sale of assets with a fair market value in excess of $100,000,000 in the aggregate and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to any Person (other than the Borrower or any of its Restricted Subsidiaries) in connection with such lease.

7.17 Amendments or Waivers of Organizational Documents. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case, to the extent the same would reasonably be expected to be material and adverse to the Administrative Agent or any Lender (in the good faith determination of the Borrower), without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.02(b), 6.03(a), 6.05, 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or

(f) Insolvency Proceedings, Etc. Subject to Section 8.03 any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party or Restricted Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Loan Party or Restricted Subsidiary or to all or any substantial part of its property is instituted without the consent of such Loan Party or Restricted Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Subject to Section 8.03, (i) the Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment In Full, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document, or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Subordinated Indebtedness. Any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws of the United States or any other Event of Default under Section 8.01(f) or (g) hereof, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Tangible Assets or 5% of consolidated total revenues, in each case, of the Borrower and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from clause (f) or (g) of Section 8.01 pursuant to this Section 8.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Goldman Sachs Lending Partners LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated or granted to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 9.06, Section 9.10 and Section 9.12, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.02 Rights as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder, and may accept fees and other considerations from the Borrower for service in connection herewith and otherwise without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that, in its opinion or the opinion of its counsel, may violate the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or made in any written or oral statements made in connection with the Loan Documents and the transactions contemplated thereby, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, whether made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the use of proceeds of the Loans or the occurrence or possible occurrence of any Default or Event of Default or to make any disclosures with respect to the foregoing, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on and may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article and Section 10.04 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article shall apply to any such sub agent and to the Related Parties of any such sub agent, and shall apply to their respective activities as sub agent as if such sub agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by the Administrative Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower unless an Event of Default under Section 8.01(f) or (g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). Upon the acceptance of a successor’s appointment as the Administrative Agent, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender represents and warrants that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable.

(c) [Reserved].

9.08 No Other Duties, Etc. Except as expressly set forth herein, none of the bookrunners, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agents under Sections 2.09 and 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty Matters.

(a) The Lenders hereby authorize Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty. Subject to Section 10.01, without further written consent or authorization from any Lender, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 10.21 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(b) The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty in accordance with the terms of Section 10.21. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.

9.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment

Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform with respect to the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance with respect to the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Except as set forth in Sections 2.15 and 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by (1) the Required Lenders and the Borrower, or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (except, in each case, as set forth in clauses (2), (3) and (4) below), (2) [reserved], (3) [reserved] and (4) the parties to the Fee Letter in the case of clause (z) of the second proviso after clause (h) below, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such a postponement) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;

(c) waive, reduce or postpone the principal of, or the stated rate of interest specified herein on, any Loan, or Unreimbursed Amount or (subject to clause (z) of the second proviso to this Section 10.01) any fees or premiums or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clause (h) below or the provisos appearing after clause (h) below, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (ii) [reserved] or (iii) to waive, reduce or postpone any scheduled prepayment;

(d) change Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e) [reserved];

(f) change any provision of this Section 10.01 or the definitions of “Required Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility affected thereby; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Applicable Percentage” on substantially the same basis as the Commitments are included on the Closing Date;

(g) other than as permitted by Section 9.10 and Section 10.21, release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code (in which case only the consent of the Required Lenders will be needed for such release); or

(h) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Documents without the written consent of each Lender adversely affected thereby;

provided that for the avoidance doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (f), (g) and (h);

and, provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (y) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall (i) [reserved]; (ii) [reserved]; or (iii) [reserved] and (z) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.

Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier (except for any notices sent to the Administrative Agent) as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Notwithstanding the foregoing, (a) no notice to the Administrative Agent shall be effective until received by the Administrative Agent and (b) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub agent appointed pursuant to Section 9.3(c) as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Administrative Agent or the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Borrower hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrower, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party, as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall the Borrower or any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively. Each Loan Party, each Lender, and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any electronic communication on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(d) Defaults. Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(e) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(g) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket legal and other expenses incurred by the Agents and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Agents and the Arrangers, a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent), in connection with the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation or preparation) incurred by any Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for any Agent or any Lender, limited to one firm of counsel for all Indemnitees (as defined below), taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agents (and any sub-agent thereof), the Arrangers and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by the Borrower, the Borrower’s equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto) or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing), as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) [reserved] or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any of its Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of the Borrower or any of its Affiliates). The Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Borrower (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) resulted from a material breach by such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of this Agreement or the other Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). This Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Arrangers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the Arrangers in its capacity such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or the Arrangers in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against the Borrower and its Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agents and the Arrangers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section 10.04 will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Borrower, any Indemnitee, any such affiliate, and any such Person.

10.05 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to the Agents, the Arrangers or any Lender, or the Agents, the Arrangers or any Lender enforces any security interests or exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents, the Arrangers or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable NYFRB Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees, upon the giving of notice to the Administrative Agent, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it or other Obligations); provided that:

(i) except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less $2,500,000 in the case of Revolving Commitments or Revolving Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that (x) the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) with respect to any Loan that has been outstanding for a period of at least twenty (20) days, Borrower consent shall not be required with respect to any assignment of such Loans or the Revolving Commitments under which such Loans were funded; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that (i) the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the Administrative Agent does hereby waive such processing and recordation fee in connection with an assignment by or to Goldman Sachs Lending Partners LLC or any Affiliate thereof) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such forms, certificate or other evidence, if any, as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01; and

(iv) pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and related Commitments.

Subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to subsection (c) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Agents, Arrangers and the Lenders agrees that it will treat as confidential (to the extent clearly identified at the time of delivery as confidential) all information provided to it hereunder or under any other Loan Document by or on behalf of the Borrower or any of its Subsidiaries or Affiliates (collectively, “Information”) in accordance with the Agents’, Arrangers’ and the Lenders’ applicable customary procedures for handling confidential information of such nature, except to the extent such Information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Agents, Arrangers or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Agents, Arrangers or the Lenders from a source (other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Agents, Arrangers and the Lenders to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation to the Borrower and (c) was already in the Agents’, Arrangers’ and the Lenders’ possession from a source other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such Information; provided, however, that nothing herein will prevent the Agents, Arrangers and the Lenders from disclosing any such Information (including Information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such

Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such Information and on a confidential basis, (d) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such Information confidential on substantially the terms set forth in this Section 10.07, (e) to ratings agencies who have agreed to keep such Information confidential on terms no less restrictive than this Section 10.07 in any material respect or otherwise on terms acceptable to the Borrower in connection with obtaining ratings, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (h) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents in connection with the administration and management of this Agreement and the other Loan Documents.

Each of the Agents, the Arrangers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, the Loan Parties and their Related Parties or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with those procedures and applicable Laws, including Federal and state securities laws. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Borrower, the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Laws, including Federal and state securities laws.

10.08 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or at maturity, each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions contained in the Fee Letter which by their terms survive the execution and effectiveness of this Agreement and the other Loan Documents shall survive and not be superseded by this Agreement and the other Loan Documents. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the funding of any Borrowing. Such representations, warranties and agreements have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04(a), 10.04(b) and 10.08 and the agreements of Lenders set forth in Sections 2.13, 9.03 and 10.04(c) shall survive the payment of the Loans and the termination hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents or any obligation hereunder or under any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions or obligations with valid provisions or obligations the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions or obligations. The invalidity of a provision or obligation in a particular jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction.

10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws, and

(e) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 10.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this Section 10.13, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-

JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, ARRANGERS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN

ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party, a Beneficial Ownership Certification and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 [Reserved].

10.19 No Advisory or Fiduciary Responsibility. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent, Arranger, Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Borrower and their Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Arranger, each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its management, stockholders, creditors or any of its affiliates or any other Person with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (B) neither any of the Agents nor any of the Arrangers nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that conflict with those of the Borrower and its respective Affiliates, and neither any of the Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its respective Affiliates. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 [Reserved]

10.21 Release from Guaranty.

(a) After either (v) Payment in Full, (w) upon any sale or other transfer of a Loan Parry that is permitted under this Agreement (other than a sale or other transfer to a Loan Party), (x) upon a designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, (y) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of any Guarantor under the terms of the Guaranty or (z) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any termination or release pursuant to this Section 10.21, the Administrative Agent shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

(c) Any execution and delivery of documents, or the taking of any other action, by the Administrative Agent pursuant to this Section 10.21 shall be without recourse to or warranty by the Administrative Agent.

10.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.23 Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the Applicable Resolution Authority

10.25 Original Issue Discount. THE REVOLVING LOANS MAY BE TREATED AS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT ITS ADDRESS SPECIFIED HEREIN..

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PEABODY ENERGY CORPORATION

By:	/s/ Brian Cropper
Name: Brian Cropper
Title: Vice President and Treasurer

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory